Exhibit 10.6
SYSTEM EXTENSION or MODIFICATION GUARANTEE AGREEMENT
This Agreement, dated 01/18/2008, is between Central Illinois Public Service Company d/b/a AmerenCIPS (“Company”) and One Earth Energy (“Customer”). Company and Customer agree to the following:
1.	Company agrees in accordance with the applicable tariffs, rules, regulations of the Company and the Illinois Commerce Commission, now in effect and as amended from time to time, to make available to Customer three phase electric service by extending its electrical distribution system to the Customer premises located at:

Address:	202 N Jordan Dr	Account #:	TBD
	Gibson City, IL 60936 _____	Premise #	TBD
		DOJM WR/Contract #	1NPR085671
2.	Company and Customer agree that Customer’s cost for the extension of electric distribution service shall be based on the following:

•	Estimated Cost for Extension or Modification	(Amount A)	$1,393,604.00
•	Required Non-refundable Advance Contribution	(Amount B)	$1,150,259.00
•	Amount Subject to Guarantee [Amount A – Amount B]	(Amount C)	$243,345.00
•	Monthly Guarantee Charge [Amount C divided by 36]	(Amount D)	$6,759.58
•	Present Average Monthly Charge for Delivery Service	(Amount E)	$0
	[Sum of the actual or computed Monthly Delivery Service Charges from Customer’s Last 12 Delivery Service Bills divided by 12]
•	Required Monthly Amount [Sum of Amounts D and E]	(Amount F)	$6,759.58
•	Total Required Amount [Amount F times 36]	(Amount G)	$243,345.00
“Delivery Service” as used in the above calculations includes the Distribution Delivery Charge from the appropriate delivery service tariff only.
3.	During the three years of this Agreement, Customer shall pay Company, whether or not service is used, the following monthly amounts:
a.	If the total monthly charge for electric Delivery Service used at the Customer’s premises is less than Amount F above, then Customer shall have a Deficient Payment of the difference between Amount F and the actual monthly charge for Delivery Service added to their actual bill.
b.	If the total monthly charge for electric Delivery Service used at the Customer’s premises equals or exceeds Amount F above, then Customer shall pay their actual bill. The amount of the monthly Delivery Service charge that exceeds amount F shall be termed an Excess Payment
4.	The term of this Agreement shall be for 3 years commencing with the fourth billing period after the Extension or Modification for permanent service becomes available for Customer’s use at Customer’s premise. If Customer has not paid the sum of Amount C and the actual monthly billed delivery service charges by the end of this Agreement, Customer will be billed any outstanding amounts due in the 36th month.
5.	At any time, should Customer’s total monthly payments under this Agreement equal or exceed Amount G above, the Customer will have satisfied the requirements of this Agreement and no additional Deficiency Payments will be collected. Previously collected Deficiency Payments will be credited back for the remaining term of the contract on each monthly bill for any additional Excess Payments that would otherwise be collected. If all Deficiency Payments are refunded prior to the end of the 3 year term, the agreement will terminate and the account will bill normally. Ameren will keep any Deficiency Payments that have not been refunded at the end of the 3 year term.
6.	Customer agrees that should Customer cease operation of its business at Customer’s premises in the normal and usual course of business prior to termination of this Agreement, Customer shall promptly pay Company the actual cost for the Company to remove the facilities, and the sum of $6,759.58 (Amount D) for each month less than the 3 year term guarantee period that service was taken by Customer from Company at Customer’s premises.
7.	All amounts referred to above are exclusive of taxes and other similar charges. Interest shall not be applied to any excess payments nor shall interest be refunded.
8.	Company shall not be obligated to extend its distribution system to supply service to said premises until arrangements for extension of service to other customers to be served from the extension are completed and until Company has secured all necessary easements, license and permits and right-of-way has been cleared of all trees or other obstructions.
9.	Customer further agrees to provide, upon request by Company, a “Letter of Credit” or “Payment Bond” for the entire term of this Agreement to assure payment of the Customer’s obligations as set forth herein. The “Letter of Credit” or “Payment Bond” may be reduced annually by the actual or calculated Delivery Service Revenue and Deficiency Payments received by Company the previous year.
10.	This Agreement shall be not be assigned without the consent of the Company., which consent will not be unreasonably withheld. If assigned, the Agreement shall be binding on the Customer’s successors and assigns.

Customer:	One Earth Energy	Central Illinois Public Service Company d/b/a AmerenCIPS
By:	/s/ Steven Kelly	By:	/s/ Mark Harbaugh

Printed Name:	Steven Kelly	Printed Name:	Mark Harbaugh
Title:	President	Title:	Manager
		Division:	Division IV
Operating Center:

AMENDMENT TO GAS/ELECTRIC AGREEMENTS WHEN DEPOSIT SECURITY IS
REQUIRED FOR ONE OF THE FOLLOWING:
1) LINE EXTENSION AGREEMENT
2) SYSTEM EXTENSION OR MODIFICATION GUARANTEE AGREEMENT
Whereas, One Earth Energy (herein “Customer”) and AmerenCIPS, an Illinois corporation, (herein “Company”) (Collectively, the “Parties”) have entered into an Electric Line Extension Agreement or System Extension or Modification Guarantee Agreement (herein “Agreement”) associated with DOJM work request number 1NPR085671 dated 21st day of January, 2008 and Customer desires to satisfy the deposit requirement contained in the Agreement with an irrevocable standby letter of credit or a payment bond, it is agreed as follows:
1.	Customer shall provide the Company with an irrevocable standby letter of credit or a payment bond from a financial institutions that is acceptable to the Company and in a form acceptable to the Company (both in the Company’s sole discretion) in satisfaction of the deposit requirement;
2.	Customer shall keep an irrevocable standby letter of credit or a payment bond in force and effect during the entire term of the Agreement, provided however, Customer may replace an irrevocable standby letter of credit or a payment bond with a cash deposit.
3.	In the event the Customer fails to have in effect at any time a standby letter of credit, payment bond or a cash deposit, Customer shall be in default and all payments due and owing under the Agreement shall be become immediately due and payable.
4.	As long as the Customer satisfies the deposit requirement with an irrevocable standby letter of credit or payment bond, Customer shall not be entitled to any refund under the terms of the Agreement; provided however, Customer shall be entitled to reduce the amount of any irrevocable standby letter of credit or payment bond, or cash deposit by the amount of refund Customer would have received under the Agreement had Customer made a cash deposit. In no event shall the Customer’s refund exceed the amount of the actual cash deposit held by the Company.
Effective this 25th day of February, 2008.

Customer: One earth Energy		AmerenCIPS

By:	/s/ Steven Kelly	By:	/s/ Steve Bruner

	Customer Signature		AmerenCIPS Representative
Steve Bruner

Title: President		Title: Industrial Engineer

Larry Brees

From:	Zafar Rizvi [zrizvi@rexstores.com]
Sent:	Tuesday, November 24, 2009 2:55 PM
To:	Larry Brees
Subject:	FW: Ameren Letter of Credit
Zafar Rizvi
Vice President
REX Stores Corporation,
President
Farmers Energy Inc.
2875 Needmore Road
Dayton, Ohio 45414
Office (937) 276-3931
Fax (937) 276-8643
From: Savage, Fallon [mailto:fsavage@fnni.com]
Sent: Tuesday, November 24, 2009 3:01 PM
To: Steve Kelly; Zafar Rizvi
Subject: Ameren Letter of Credit
FNBO had issued a $243,345 letter of credit to One Earth to Ameren CIPS. This expires February 26, 2010. Ameren requires a 60 day notice period of expiration, therefore if we are to terminate the LC we need to let them know by December 16.
Ameren required FNBO at the time of issuance to confirm our letter of credit. Essentially what this means, is that due to FNBO’s Moody rating, Ameren is requiring another bank to confirm that our letter of credit is credit worthy. We currently work with Comerica to confirm this LOC. Comerica has notified us that to confirm the letter of credit on February 26, 2010, they will be charging 145 bps to do that; they currently charge 50 bps. Typically this fee is passed on to the customer if the beneficiary requires a confirming bank. When we issued the initial LOC I negotiated with our global area that we would still charge One Earth 2% rather than 2.5%, so essentially FNBO absorbs the confirmation fee.
Upon notice of the increase in the confirmation fee, FNBO is unable to absorb the increase. This would cause us to lose money on the issuance. One Earth has a couple of options:
1) Pay the additional 95 bps confirmation fee which = $2,312 additional fee for the LOC
2) Terminate the LOC and negotiate a different credit security instrument with Ameren
I discussed finding another confirming bank but it is my understanding that this is what all confirming banks are charging. I apologize for the inconvenience, and wish I had another solution, but at this time am limited. Let me know what you what to do. Thanks.

One Earth Energy, LLC
Ameren CIPS Letter of Credit

			PROPOSED	CURRENT
DATE	AMOUNT PAID	BALANCE	LOC FEES @ 2.95%	LOC FEES @ 2.0%
		$243,345.00	$405.58	$405.58
Aug-09	$6,759.58	236,585.42	394.31	394.31
Sep-09	6,759.58	229,825.84	383.04	383.04
Oct-09	6,759.58	223,066.26	371.78	371.78
Nov-09	6,759.58	216,306.68	360.51	360.51
Dec-09	6,759.58	209,547.10	349.25	349.25
Jan-10	6,759.58	202,787.52	337.98	337.98
Feb-10	6,759.58	196,027.94	481.90	326.71
Mar-10	6,759.58	189,268.36	465.28	315.45
Apr-10	6,759.58	182,508.78	448.67	304.18
May-10	6,759.58	175,749.20	432.05	292.92
Jun-10	6,759.58	168,989.62	415.43	281.65
Jul-10	6,759.58	162,230.04	398.82	270.38
Aug-10	6,759.58	155,470.46	382.20	259.12
Sep-10	6,759.58	148,710.88	365.58	247.85
Oct-10	6,759.58	141,951.30	348.96	236.59
Nov-10	6,759.58	135,191.72	332.35	225.32
Dec-10	6,759.58	128,432.14	315.73	214.05
Jan-11	6,759.58	121,672.56	299.11	202.79
Feb-11	6,759.58	114,912.98	282.49	191.52
Mar-11	6,759.58	108,153.40	265.88	180.26
Apr-11	6,759.58	101,393.82	249.26	168.99
May-11	6,759.58	94,634.24	232.64	157.72
Jun-11	6,759.58	87,874.66	216.03	146.46
Jul-11	6,759.58	81,115.08	199.41	135.19
Aug-11	6,759.58	74,355.50	182.79	123.93
Sep-11	6,759.58	67,595.92	166.17	112.66
Oct-11	6,759.58	60,836.34	149.56	101.39
Nov-11	6,759.58	54,076.76	132.94	90.13
Dec-11	6,759.58	47,317.18	116.32	78.86
Jan-12	6,759.58	40,557.60	99.70	67.60
Feb-12	6,759.58	33,798.02	83.09	56.33
Mar-12	6,759.58	27,038.44	66.47	45.06
Apr-12	6,759.58	20,278.86	49.85	33.80
May-12	6,759.58	13,519.28	33.23	22.53
Jun-12	6,759.58	6,759.70	16.62	11.27
Jul-12	6,759.58	0.12	0.00	0.00

			$9,830.97	$7,503.14	$2,327.83